Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL YEAR 2017

ISSAQUAH, Wash., May 25, 2017 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2017, ended May 7, 2017.

Net sales for the quarter increased eight percent, to $28.22 billion from $26.15 billion last year. Net sales for the first thirty-six weeks increased six percent, to $84.82 billion from $80.34 billion last year.

Comparable sales for the twelve-week and thirty-six-week periods were as follows:

	12 Weeks	36 Weeks

U.S.	6%	3%
Canada	2%	5%
Other International	4%	0%

Total Company	5%	3%

Comparable sales for these periods excluding the impacts from changes in gasoline prices and foreign exchange were as follows:

	12 Weeks	36 Weeks

U.S.	5%	3%
Canada	3%	3%
Other International	6%	4%

Total Company	5%	3%

Net income for the quarter was $700 million, or $1.59 per diluted share, compared to $545 million, or $1.24 per diluted share, last year. Net income was positively impacted by an $82 million ($0.19 per diluted share) tax benefit in connection with the $7.00 per share special cash dividend announced on April 25, 2017, to the extent to be received by the Company’s 401(k) plan participants. Net income for the thirty six weeks was $1.76 billion, or $3.99 per diluted share, compared to $1.57 billion, or $3.56 per diluted share, last year.

Costco currently operates 732 warehouses, including 510 in the United States and Puerto Rico, 95 in Canada, 37 in Mexico, 28 in the United Kingdom, 25 in Japan, 13 in Korea, 13 in Taiwan, eight in Australia, two in Spain and one in Iceland. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these fiscal 2017 third quarter operating results is scheduled for 2:00 p.m. (PT) on May 25 2017, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Press Release

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, David Sherwood, 425/313-8239

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 7, 2017	May 8, 2016	May 7, 2017	May 8, 2016
REVENUE
Net sales	$28,216	$26,151	$84,815	$80,345
Membership fees	644	618	1,910	1,814

Total revenue	28,860	26,769	86,725	82,159
OPERATING EXPENSES
Merchandise costs	24,970	23,162	75,185	71,252
Selling, general and administrative	2,907	2,731	8,827	8,372
Preopening expenses	15	18	52	54

Operating income	968	858	2,661	2,481
OTHER INCOME (EXPENSE)
Interest expense	(21)	(30)	(81)	(94)
Interest income and other, net	18	7	40	51

INCOME BEFORE INCOME TAXES	965	835	2,620	2,438
Provision for income taxes	259	286	838	847

Net income including noncontrolling interests	706	549	1,782	1,591
Net income attributable to noncontrolling interests	(6)	(4)	(22)	(20)

NET INCOME ATTRIBUTABLE TO COSTCO	$700	$545	$1,760	$1,571

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.59	$1.24	$4.01	$3.58

Diluted	$1.59	$1.24	$3.99	$3.56

Shares used in calculation (000’s):
Basic	438,817	438,815	438,650	438,930
Diluted	441,056	441,066	440,745	441,321

Cash dividends declared per common share	$7.50	$0.45	$8.40	$1.25

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	May 7, 2017	August 28, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,538	$3,379
Short-term investments	1,187	1,350
Receivables, net	1,462	1,252
Merchandise inventories	9,736	8,969
Other current assets	333	268

Total current assets	17,256	15,218

PROPERTY AND EQUIPMENT
Land	5,505	5,395
Buildings and improvements	14,509	13,994
Equipment and fixtures	6,507	6,077
Construction in progress	803	701

	27,324	26,167
Less accumulated depreciation and amortization	(9,789)	(9,124)

Net property and equipment	17,535	17,043

OTHER ASSETS	840	902

TOTAL ASSETS	$35,631	$33,163

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$9,425	$7,612
Current portion of long-term debt	1,158	1,100
Accrued salaries and benefits	2,514	2,629
Accrued member rewards	923	869
Deferred membership fees	1,479	1,362
Other current liabilities	5,895	2,003

Total current liabilities	21,394	15,575
LONG-TERM DEBT, excluding current portion	2,821	4,061
OTHER LIABILITIES	1,231	1,195

Total liabilities	25,446	20,831

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.005 par value; 900,000,000 shares authorized; 438,679,000 and 437,524,000 shares issued and outstanding	2	2
Additional paid-in capital	5,709	5,490
Accumulated other comprehensive loss	(1,321)	(1,099)
Retained earnings	5,508	7,686

Total Costco stockholders’ equity	9,898	12,079
Noncontrolling interests	287	253

Total equity	10,185	12,332

TOTAL LIABILITIES AND EQUITY	$35,631	$33,163